August 22, 2001


Mr. Howard Sharpe
Pannonian Energy, Inc.
14 Inverness Drive East, Suite 236
Englewood, CO 80112


Mr. Gilman Hill
Alpine Oil & Gas
7128 Poplar Lane
Englewood, CO 80112


RE:      Sublette County, Wyoming AMI's

Gentlemen:


         Pursuant to our discussions, Burlington Resources Oil & Gas Company by BROG GP Inc., Pannonian Energy, Inc., and Alpine Gas Company have tentatively agreed to terms for the creation of separate exploration agreements covering 7 areas outlined on Exhibit "A", attached hereto and made a part hereof. Burlington, Pannonian and Alpine are currently negotiating the final draft of the Exploration Agreement for the Muddy Creek Unit. It is the intent of the parties to use the Muddy Creek Exploration Agreement as the base form of agreement for each of the 7 areas, except where specific terms of the transactions differ. Where specific terms differ, the related portions of the Exploration Agreement will be re-written to accommodate the difference in terms. This letter is intended to outline the general terms and provide a framework for each agreement. The provisions that will be common to each agreement are as follows:

Seismic-Subject to the Force Majeure provisions to be included in the formal agreement, By November 15, 2001 Burlington will acquire approximately 180 miles of new 2-D seismic data covering the combined areas identified on Exhibit "A". Burlington will pay for and own the data in all AMI areas but will provide Pannonian and Alpine with copies of the data as detailed in the formal agreement and a license agreement covering such data.

         Notwithstanding the foregoing, any party may propose to shoot additional seismic data beyond the obligatory seismic to be acquired by Burlington. The party proposing the acquisition of such additional data will submit the proposed program including the parameters and costs relating to such program to the non-proposing parties. The non-proposing parties will have 30 days from receipt of such proposal to elect to participate in the acquisition of such data. The parties who elect to participate in the acquisition will own the data. The participating parties will bear any non-participating party's share of such costs according to their interest. Any party who elects not to participate in such acquisition shall not be entitled to any seismic data acquired as a result of such program.


Area of Mutual Interest-Each agreement shall provide for the creation of an Area of Mutual Interest ("AMI") covering each respective area outlined on Exhibit "A". The AMI provision to be included in each agreement shall be substantially identical to the AMI provision contained in the Muddy Creek Exploration Agreement.

         A description of the general terms, conditions and provisions that are unique to each agreement are described under the heading for each area below.




                                MUDDY CREEK UNIT

         The parties are negotiating changes to the final draft of the Exploration Agreement for the Muddy Creek Unit.

                                     CD UNIT


Obligation Well-Burlington will agree to drill the second obligation well required under the CD Unit Agreement. Such well must be drilled to a depth of at least 200' below the top of the Lance Formation and must utilize an under-balanced drilling method through the Fort Union Formation that allows formation fluids to flow while drilling. As in the Muddy Creek Exploration Agreement, Pannonian and Alpine will bear the incremental costs ("incremental costs" means the costs to drill to 200' below the base of the Fort Union Formation in an under-balanced manner, including but not limited to air, corrosion chemicals, parasite string equipment, and an intermediate casing string if required for hole integrity or to conduct production testing in the Fort Union Formation minus the costs to drill such well in a conventional manner) associated with drilling the Fort Union Formation under-balanced. Pannonian, Alpine and Burlington will each have the same options in the same sequential order as set forth in the Muddy Creek Exploration Agreement with respect to the aforementioned obligation well.

Option Wells-By acquiring the seismic as identified in Exhibit "A" and drilling the obligation well set forth above Burlington will have the right and option to drill option wells below the top of Lance Formation within the CD Unit boundary. Option wells will be drilled in a checkerboard configuration from the acreage currently owned by Pannonian and Alpine, excluding those sections where Pannonian and Alpine have established production below the top of the Lance Formation prior to the date of our agreement. Burlington, Pannonian and Alpine understand and agree that Pannonian and Alpine do not own all of the acreage within the CD Unit. From time to time Burlington may elect to drill a well on lands not owned by Pannonian and/or Alpine. To the extent that any such well satisfies a commencement date required by the CD Unit agreement or the plan of development then in effect for such unit, Burlington shall maintain its right and option to drill option wells under our agreement.

Interests Earned-When Burlington drills a well in a section where it has not previously earned an interest, whether as a producer or as a dry hole, Pannonian and Alpine will assign to Burlington 100% of their working interest and operating rights, in the section where such well is drilled, below the base of the Fort Union Formation to 100' below total depth drilled. Any assignment will deliver to Burlington an 80% net revenue interest, proportionately reduced.


Jointly Owned Lease-A "Jointly Owned Lease", hereinafter referred to as JOL, means a lease or other interest acquired after the date of the formal exploration agreement in which all parties have elected to participate in the acquisition of pursuant to the AMI provisions of the formal agreement. A party electing not to participate in a well drilled on a JOL within the AMI shall relinquish to the parties participating in such well 100% of such non-participating parties interest in the section where such well is drilled. Any assignment involved in such relinquishment of interest shall be limited in depth from surface of the earth to 100' below total depth drilled.



                                 GAMMA RAY UNIT

Burlington is not currently prepared to drill the next obligation well under the Gamma Ray Unit. We are, however, prepared to acquire the 2-D seismic identified on Exhibit "A" and create an AMI providing Burlington, Pannonian and Alpine the opportunity to jointly acquire unleased interests within the referenced unit. Burlington will have no right or option to earn any leasehold interest currently under lease to Pannonian and or Alpine.

         Jointly Owned Lease-A "Jointly Owned Lease", hereinafter referred to as JOL, means a lease or other interest acquired after the date of the formal exploration agreement in which all parties have elected to participate in the acquisition of pursuant to the AMI provisions of the formal agreement. A party electing not to participate in a well drilled on a JOL within the AMI shall relinquish to the parties participating in such well 100% of such non-participating parties interest in the section where such well is drilled. Any assignment involved in such relinquishment of interest shall be limited in depth from surface of the earth to 100' below total depth drilled.

                                BILLY CANYON AMI


         Burlington is currently negotiating a seismic option from Ultra Petroleum within the referenced area. As currently proposed to Ultra, Burlington must acquire the 2-D seismic outlined on Exhibit "A" for the referenced area during 2001. Copies of the data and a license to the data will be provided to Ultra under the proposed agreement. In order to earn an interest in the Ultra acreage a well must be drilled in 2002 to evaluate the Lance Formation. By drilling such well Ultra will convey an undivided 75% of their leasehold interest within such block. Any assignment will deliver an 80% net revenue interest in the entire Ultra block. Ownership of any farmout acquired in this AMI will be owned 50% by Burlington, 25% by Pannonian and 25% by Alpine, subject to the reversionary interests contained in such farmout agreement.


         If a party elects not to participate in the drilling of the earning well pursuant to any farmout agreement within this AMI then such party will earn no interest in any of the farmout acreage.
                                 RIO VERDE UNIT



         McMurray Energy, operator of the referenced unit, Alberta Energy and Aztec Energy are the majority owners within the said unit. McMurray has advised the owners plan to allow the unit to terminate. Burlington will attempt to negotiate seismic option agreements with the three companies listed above in order to acquire 2-D seismic as identified on Exhibit "A" as well as the other owners within the referenced unit. Ownership of any seismic option agreement acquired in this AMI will be owned 50% by Burlington, 25% by Pannonian and 25% by Alpine, subject to the reversionary interests contained in such seismic option agreement.


                  If a party elects not to participate in the drilling of the earning well pursuant to any seismic option agreement within this AMI then such party will earn no interest in any of the seismic option acreage.


                                 EAST PINEY AMI


         Burlington will conduct the 2-D seismic program identified on Exhibit "A" to evaluate the referenced area. Burlington will evaluate the seismic data and the information from the drilling programs conducted on the other units and AMI's described in this letter during 2002. On or before August 1, 2003 Burlington shall have the option to drill a well to test the interval below the base of the Fort Union Formation in the referenced AMI'. If Burlington elects to drill a well in the referenced AMI in 2003 Burlington shall have the right and option to drill additional option wells within the AMI by drilling at least one option well per year to a depth below the top of the Fort Union Formation. Said option wells must be drilled on a checkerboard configuration.

         Interests Earned-When Burlington drills a well in a section where it has not previously earned an interest, whether as a producer or as a dry hole, Pannonian and Alpine will assign to Burlington 100% of their working interest and operating rights, in the section where such well is drilled, below the base of the Fort Union Formation to 100' below total depth drilled. Any assignment will deliver to Burlington an 80% net revenue interest, proportionately reduced.


         Jointly Owned Lease-A "Jointly Owned Lease", hereinafter referred to as JOL, means a lease or other interest acquired after the date of the formal exploration agreement in which all parties have elected to participate in the acquisition of pursuant to the AMI provisions of the formal agreement. A party electing not to participate in a well drilled on a JOL within the AMI shall relinquish to the parties participating in such well 100% of such non-participating parties interest in the section where such well is drilled. Any assignment involved in such relinquishment of interest shall be limited in depth from surface of the earth to 100' below total depth drilled.

                                 ASPEN RIDGE AMI


         Burlington will conduct the 2-D seismic program identified on Exhibit "A" to evaluate the referenced area. Burlington will evaluate the seismic data and the information from the drilling programs conducted on the other units and AMI's described in this letter during 2002. On or before August 1, 2003 Burlington shall have the option to drill a well to test the interval below the base of the Fort Union Formation in the referenced AMI. If Burlington elects to drill a well in the referenced AMI in 2003 Burlington shall have the right and option to drill additional option wells within the AMI by drilling at least one option well per year to a depth below the top of the Fort Union Formation. Said option wells must be drilled on a checkerboard configuration.

         Interests Earned-When Burlington drills a well in a section where it has not previously earned an interest, whether as a producer or as a dry hole, Pannonian and Alpine will assign to Burlington 100% of their working interest and operating rights, in the section where such well is drilled, below the base of the Fort Union Formation to 100' below total depth drilled. Any assignment will deliver to Burlington an 80% net revenue interest, proportionately reduced.


         Jointly Owned Lease-A "Jointly Owned Lease", hereinafter referred to as JOL, means a lease or other interest acquired after the date of the formal exploration agreement in which all parties have elected to participate in the acquisition of pursuant to the AMI provisions of the formal agreement. A party electing not to participate in a well drilled on a JOL within the AMI shall relinquish to the parties participating in such well 100% of such non-participating parties interest in the section where such well is drilled. Any assignment involved in such relinquishment of interest shall be limited in depth from surface of the earth to 100' below total depth drilled.

         If the terms set forth in this letter are consistent with your understanding of our discussions in our most recent meeting please sign and return on copy of this letter to the undersigned. Consummation of our transaction covering each of the areas identified on Exhibit "A" is contingent upon execution by all parties to this letter agreement of a mutually acceptable Exploration Agreement covering each respective area.

                                                     Very truly yours,


                          James B. (Trey) Shepherd, III
                                                     Land Advisor



Pannonian Energy, Inc.                               Alpine Gas Company

By:_________________________                       By:__________________________

Title:________________________                    Title:________________________

Date:________________________                      Date:________________________